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EXHIBIT 99

SEA CONTAINERS ANNOUNCES RESULTS FOR QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2004.

        Hamilton, Bermuda, November 5, 2004.    Sea Containers Ltd. (NYSE: SCRA and SCRB, www.seacontainers.com) marine container lessor, passenger and freight transport operator and leisure industry investor, today announced its results for the third quarter and nine months ended September 30, 2004. Net earnings for the quarter were $18.1 million ($0.76 per common share diluted) on revenue of $492 million. Revenue increased 6% over the prior year period. Excluding gains on sale of assets and non-recurring charges in 2003, net earnings declined $22.6 million from the prior year period.

        For the nine months ended September 30, 2004 net earnings were $8.1 million ($0.35 per common share) on revenue of $1.3 billion. Revenue increased 6% over the prior year period. Excluding gains on sale of assets and non-recurring charges, net earnings declined $31.7 million from the year earlier period.

        Mr. James B. Sherwood, President, said that the third quarter was the period of highest demand for light fuel needed to operate the company's fast ferry fleet and the price had soared beyond expectation at the time of the last earnings press release. The company's expenditure on fuel for the quarter increased by $3 million over the prior year period. Light fuel prices have reduced recently by 15% from their peak but the price outlook for 2005 is uncertain.

        The company's Hoverspeed unit got caught in a price war between Eurotunnel and other ferry operators on the Dover/Calais ferry route and was forced to reduce rates to retain market share. The savings achieved by moving to seasonal operations were lost through this pricing conflict and higher fuel costs. The main ferry operator on the route, P&O, has announced the withdrawal of two large passenger ferries in 2005 which should help to achieve a better balance between supply and demand.

        Hoverspeed had earlier won a lawsuit against H.M. Customs & Excise in the U.K., reaffirmed on appeal, and has now lodged its claim for damages in the amount of $91.5 million (£50 million). The original award provided that the damages would be determined by a single judge in the High Court and this is expected to be heard late in 2005. Shortly after the filing of the damages claim the European Commission separately filed suit against the U.K. on similar grounds, i.e. breach of the European Union treaty concerning the free movement of goods across frontiers between members states, so Hoverspeed believes it has a strong claim.

        Silja incurred start-up losses in connection with its introduction of the m.v. Finnjet into the Germany/Estonia/Russia trade. This introduction coincided with the imposition of visas at large cost for EU visitors to Russia, causing a reduction in expected demand. Silja has decided to lay-up the vessel during this winter while negotiations progress with the Russian authorities. Silja also suffered from the higher than expected fuel costs for its fleet, including two SuperSeaCat fast ferries and the Finnjet which burn light fuel.

        GNER's results for the quarter were impacted by a portion of the $15 million settlement made with the Strategic Rail Authority which is being written off over the balance of its current franchise which expires in April, 2005. Poor weather in the period dampened tourist rail travel. Better performance by Network Rail reduced delay compensation payments compared with the prior year period.

        Mr. Sherwood reviewed results by activity as follows:

1.
Silja, the Baltic ferry operator.

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Silja operations:
Revenue	$181,940	$181,813	$481,010	$451,082
Operating and SG&A expenses	150,861	146,090	424,119	394,017

EBITDA	31,079	35,723	56,891	57,065
Depreciation	10,535	8,363	30,872	26,324

Earnings before net finance costs	$20,544	$27,360	$26,019	$30,741

        Silja's business plan for 2005 calls for substantial improvement in results of the m.v. Finnjet, increase in freight capacity on routes which are currently constrained and sale or charter of the pure cruise ship m.v. Walrus, currently based in Hong Kong. Silja's core routes continue to operate satisfactorily as does its pure cruise vessel m.v. Silja Opera.

2.
GNER, the intercity high speed rail service connecting London with Leeds, Newcastle and Scotland.

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Rail operations:
Revenue	$224,945	$197,364	$633,411	$526,947
Operating and SG&A expenses	211,115	166,228	588,156	456,178

EBITDA	13,830	31,136	45,255	70,769
Depreciation	3,242	2,379	11,234	7,550

Earnings before net finance costs	$10,588	$28,757	$34,021	$63,219

        GNER and other bidders are required to submit their applications for a new 10 year franchise on December 6, 2004. An award is expected in February, 2005. GNER has prepared carefully for its tender and believes it will win the new franchise.

3.     Other ferry operations, consisting of Hoverspeed's 5 ships operating in U.K. waters, SNAV-Hoverspeed's two ships operating in the Adriatic, two high speed ferries chartered out to other operators and SeaStreak's 7 passenger-only fast ferries operating commuter services between Manhattan and New Jersey.

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Other ferry operations:
Revenue	$43,940	$54,793	$78,459	$143,335
Operating and SG&A expenses	43,179	50,025	87,038	138,058

EBITDA	761	4,768	(8,579)	5,277
Depreciation	3,585	3,254	10,229	11,876

Earnings before net finance costs	$(2,824)	$1,514	$(18,808)	$(6,599)

        Extra fuel costs and reduced yield on the Dover/Calais route accounted for the swing from a profit of $1.5 million in the third quarter of 2003 to a loss of $2.8 million in the third quarter of 2004.

        Hoverspeed is in negotiation with Transmanche to sell them the Newhaven/Dieppe route including the vessel (sale or charter). In 2005 two larger ships will be employed on the Dover/Calais route in order to accommodate more peak season volumes. The third ship employed on the route this year will be moved to the Mediterranean. Other fast ferry fleet deployment changes are planned and will be announced before Christmas. When taken as a whole the results from other ferry operations are expected to be significantly improved in 2005.

4.     GE SeaCo, the 50% owned joint venture with GE Capital, engaged in the ownership and leasing out of marine cargo containers.

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Container operations:
Revenue	$37,513	$25,421	$101,714	$69,772
Operating and SG&A expenses	5,066	2,818	12,711	8,775

EBITDA	32,447	22,603	89,003	60,997
Depreciation	10,909	7,910	30,238	21,664

Earnings before net finance costs	21,538	14,693	58,765	39,333
Finance costs	4,392	2,804	11,373	8,237

Earnings before tax	$17,146	$11,889	$47,392	$31,096

Sea Containers' 50% share	$8,573	$5,945	$23,696	$15,548

        Profits were up 44% over the third quarter of 2003, reflecting the continued strong growth of this activity. GE SeaCo took delivery of $225 million of new containers in the nine months ended September 30, 2004 and now expects to invest $270 million for the year.

        The GE SeaCo owned fleet had 99% utilization at the end of the third quarter of 2004 while the "pool fleet" consisting of containers owned by Sea Containers and GE Capital and managed by GE SeaCo, had 89% utilization.

        Despite some signs of new container prices easing, they have now risen again and no short term relief is in sight. Lease rates have risen in step with new container prices. New container purchases are spread throughout the year of purchase but will generate profits for the entire following year, assuring earnings growth in 2005. There are no signs of slackening of demand. Shipyards have full order books through 2007 for new containerships, most of which have greater container capacities than existing ships. More containers will be needed to fill these ships.

        Both utilization and lease rates have risen for all container types in the "pool fleet". GE SeaCo is finding difficulty to find space on vessels to position units from surplus areas to areas of demand but more capacity should open up after the Christmas shipping season.

        "In my 40 years in the marine container leasing business I have never seen such demand and high utilization. Our lessees are making excellent profits and are accepting container lease rate increases with a minimum of fuss," Mr. Sherwood said.

5.
Other container operations, including factories, depots and service facilities.

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Other container operations:
Revenue	$36,104	$25,922	$88,650	$85,024
Operating and SG&A expenses	20,563	11,175	45,368	37,538

EBITDA	15,541	14,747	43,282	47,486
Depreciation	11,166	11,958	33,512	36,338

Earnings before net finance costs	$4,375	$2,789	$9,770	$11,148

        Operating profits from these activities rose 57% in the quarter, to $4.4 million from $2.8 million in the prior year period. All units showed improvement and for the first time profits from the group of businesses in Australia and New Zealand acquired from the Owens Group contributed to the gains.

6.     Property, Plantations and Publishing. This unit includes the company's port interests (primarily the Corinth Canal in Greece and Newhaven, England), plantations in the Ivory Coast and Brazil and publishing services.

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Other operations:
Revenue	$5,307	$5,126	$16,373	$17,118
Operating and SG&A expenses	5,576	5,002	16,999	15,433
Gain on sale of port assets	5,732	5,000	5,732	5,000

EBITDA	5,463	5,124	5,106	6,685
Depreciation	361	353	981	906

Earnings before net finance costs	$5,102	$4,771	$4,125	$5,779

        The improvement in operating profits to $5.1 million from $4.7 million in the year earlier period was largely due to real estate sales and improved Corinth Canal results. Further sales are expected in the fourth quarter. Fruit farming is having a poor year due to heavy rain and crop rotation problems, however, the linked leasing of refrigerated containers has increased. Publishing should achieve a modest profit for the year.

7.     Leisure investment. Orient-Express Hotels Ltd. in which the company has a 42% shareholding, increased its net income in the third quarter by 40% over the prior year period to $11.5 million from $8.2 million in the year earlier period.

        Sea Containers' share of these earnings was $4.8 million in the quarter, up 26% from $3.8 million in the year earlier period.

        "The investment in Orient-Express Hotels has a current market value of about $270 million, yet the total current market value of Sea Containers' equity is only about $360 million. This valuation does not seem to recognize the value of the company's 50% shareholding in GE SeaCo, nor the net asset value of ferry assets. As Orient-Express Hotels' earnings improve we expect their share price will rise. While current problems with fuel prices and the competitive environment for ferries have caused a reduction in earnings, investors should not lose sight of the true values in the group. Furthermore, while we do not exclude going to the public debt markets to replace debt, our plan to reduce total debt from $1.5 billion at the end of 2003 to $1 billion or less by the end of 2006 remains intact," Mr. Sherwood said.

*    *    *    *    *

        Management believes that EBITDA (net earnings adjusted for interest, tax, depreciation, amortization and the investment in Orient-Express Hotels) is a useful measure of operating performance, to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. However, EBITDA does not represent cash flow from operations as defined by U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to earnings from operations under U.S. generally accepted accounting principles for purposes of evaluating results of operations.

        This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings growth, investment plans and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the transport, leasing and leisure markets in which the company operates of terrorist activity and any police or military response, varying customer demand and competitive considerations, inability to sustain price increases or to reduce costs, fluctuations in interest rates, currency values and public securities prices, variable fuel prices, variable container prices and container lease and utilization rates, uncertainty of negotiating, financing and completing proposed acquisition, disposal or capital expenditure transactions, inadequate sources of capital and unacceptability of finance terms and inability to reduce debt, global, regional and industry economic conditions, shifting patterns and levels of world trade and regional passenger travel, seasonality and adverse weather conditions, changes in ferry service and ship deployment plans, inability of Network Rail to maintain properly the U.K. rail infrastructure, uncertainty of the timing or amount of any recovery in the Hoverspeed litigation against U.K. Customs and Excise, and legislative, regulatory and political developments including the uncertainty of renewing the GNER rail franchise beyond April 2005 or obtaining other U.K. rail franchises. Further information regarding these and other factors is included in the filings by the company and Orient-Express Hotels Ltd. with the U.S. Securities and Exchange Commission.

*    *    *    *    *

        Sea Containers Ltd. will conduct a conference call on Monday, November 8, 2004 at 10.00 AM (EST) which is accessible at 212-231-6019. A re-play of the conference call will be available until 5.00 PM (EST) Friday, November 19, 2004 and can be accessed by calling 800-633-8284 (International dial-in #: 402-977-9140) and entering reservation number 21212079. A re-play will also be available on the company's website: www.seacontainers.com.

SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL)
SUMMARY OF OPERATING RESULTS (UNAUDITED)

	Three months ended September 30,
	2004	2003
Revenue:
Ferry operations
—Silja	$181,940,000	$181,813,000
—Other	43,940,000	54,793,000
Rail operations	224,945,000	197,364,000
Container operations	36,104,000	25,922,000
Other	5,307,000	5,126,000

Total revenue	$492,236,000	$465,018,000

Earnings/(losses) before net finance costs:
Ferry operations:
Silja	$20,544,000	$27,360,000
Other	(2,824,000)	1,514,000

	17,720,000	28,874,000

Rail operations	10,588,000	28,757,000
Container operations:
GE SeaCo	8,573,000	5,945,000
Other	4,375,000	2,789,000

	12,948,000	8,734,000

Other, including property, publishing and plantations*	5,102,000	4,771,000
Gains on sale of assets and non-recurring charges**	—	60,000,000
Corporate costs	(5,102,000)	(4,067,000)

Total earnings before net finance costs***	41,256,000	127,069,000
Net finance costs	(19,303,000)	(19,577,000)

Earnings before income taxes	21,953,000	107,492,000
Provision for income taxes	8,393,000	10,300,000

Earnings before earnings from investment in Orient-Express Hotels Ltd.	13,560,000	97,192,000
Investment in Orient-Express Hotels Ltd.	4,834,000	3,824,000

Net earnings	18,394,000	101,016,000
Preferred share dividends	272,000	272,000

Net earnings on class A and class B common shares	$18,122,000	$100,744,000

Net earnings per class A and class B common share:
Basic	$0.77	$4.79

Diluted	$0.76	$4.68

Weighted average number of class A and class B common shares:
Basic	23,478,902	21,021,355

Diluted	24,070,535	21,592,916

*
Includes gains of $5,732,000 on the sale of Folkestone port in 2004 and $5,000,000 on the sale of Newhaven property in 2003.

**
Reflects the gain of $100,000,000 on the sale of the Isle of Man Steam Packet Company effective July 1, 2003 less non-recurring charges of $40,000,000.

***
Includes depreciation and amortization of $28,889,000 (2003—$26,307,000) so that earnings before interest, tax, depreciation and amortization (EBITDA) was $70,145,000 (2003—$153,376,000 or $93,376,000 excluding the effect of the sale of the Isle of Man Steam Packet Company).

SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL)
SUMMARY OF OPERATING RESULTS (UNAUDITED)

	Nine months ended September 30,
	2004	2003
Revenue:
Ferry operations
—Silja	$481,010,000	$451,082,000
—Other	78,459,000	143,335,000
Rail operations	633,411,000	526,947,000
Container operations	88,650,000	85,024,000
Other	16,373,000	17,118,000

Total revenue	$1,297,903,000	$1,223,506,000

Earnings/(losses) before net finance costs:
Ferry operations:
Silja	$26,019,000	$30,741,000
Other	(18,808,000)	(6,599,000)

	7,211,000	24,142,000

Rail operations	34,021,000	63,219,000
Container operations:
GE SeaCo	23,696,000	15,548,000
Other	9,770,000	11,148,000

	33,466,000	26,696,000

Other, including property, publishing and plantations*	4,125,000	5,779,000
Gains on sale of assets and non-recurring charges**	—	60,000,000
Corporate costs	(13,471,000)	(11,759,000)

Total earnings before net finance costs***	65,352,000	168,077,000
Net finance costs	(59,906,000)	(67,501,000)

Earnings before income taxes	5,446,000	100,576,000
Provision for income taxes	4,893,000	7,032,000

Earnings before earnings from investment in Orient-Express Hotels Ltd.	553,000	93,544,000
Investment in Orient-Express Hotels Ltd.	8,326,000	7,010,000

Net earnings	8,879,000	100,554,000
Preferred share dividends	816,000	816,000

Net earnings on class A and class B common shares	$8,063,000	$99,738,000

Net earnings per class A and class B common share:
Basic	$0.35	$4.74

Diluted	$0.35	$4.66

Weighted average number of class A and class B common shares:
Basic	23,125,682	21,020,528

Diluted	23,261,232	21,556,745

*
Includes gains of $5,732,000 on the sale of Folkestone port in 2004 and $5,000,000 on the sale of Newhaven property in 2003.

**
Reflects the gain of $100,000,000 on the sale of the Isle of Man Steam Packet Company effective July 1, 2003 less non-recurring charges of $40,000,000.

***
Includes depreciation and amortization of $86,828,000 (2003—$82,994,000) so that earnings before interest, tax, depreciation and amortization (EBITDA) was $152,180,000 (2003—$251,071,000 or $191,071,000 excluding the effect of the sale of the Isle of Man Steam Packet Company).

SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL)
CONSOLIDATED AND CONDENSED BALANCE SHEETS (UNAUDITED)

	September 30, 2004	December 31, 2003
Cash	$122,532,000	$213,313,000
Receivables	262,451,000	247,303,000
Containers and ships, net book value	1,591,078,000	1,637,666,000
Real estate and other fixed assets, net book value	135,714,000	145,294,000
Assets under capital leases, net book value	9,901,000	12,494,000
Inventories	46,391,000	45,991,000
Investments	385,472,000	356,024,000
Other assets	109,960,000	103,832,000

	$2,663,499,000	$2,761,917,000

Accounts payable	$386,236,000	$427,896,000
Liabilities with respect to containers and ships	1,032,986,000	1,052,233,000
Bank loans with respect to real estate and other fixed assets	43,520,000	143,756,000
Obligations under capital leases	4,955,000	8,260,000
Senior notes	406,380,000	305,806,000
Senior subordinated debentures	—	79,571,000
Minority interests and deferred revenue	16,879,000	12,582,000
Shareholders' equity	1,163,804,000	1,123,074,000
Class B common shares with voting rights owned by a subsidiary	(391,261,000)	(391,261,000)

	$2,663,499,000	$2,761,917,000

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  EXHIBIT 99
  SEA CONTAINERS ANNOUNCES RESULTS FOR QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2004.
SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL) SUMMARY OF OPERATING RESULTS (UNAUDITED)
SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL) SUMMARY OF OPERATING RESULTS (UNAUDITED)
SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL) CONSOLIDATED AND CONDENSED BALANCE SHEETS (UNAUDITED)